Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-159359

ENERGY FUTURE HOLDINGS CORP.

SUPPLEMENT NO. 1 TO

MARKET MAKING PROSPECTUS DATED

JUNE 2, 2009

THE DATE OF THIS SUPPLEMENT IS JULY 20, 2009

On July 20, 2009, Energy Future Holdings Corp. filed the attached Current Report on Form 8-K with the

Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – July 14, 2009

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	333-153529-02	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

As previously reported, an affiliate of each of Energy Future Holdings Corp. and Energy Future Competitive Holdings Company (such affiliate, Sandow Power) is developing a lignite-fueled generation facility (the Sandow 5 Unit) at a site near Rockdale, Texas known as Sandow. The Sandow 5 Unit is expected to have an estimated total capacity of 581 MW.

In early July 2009, the Sandow 5 Unit synchronized to the ERCOT power grid and produced power for sale to third parties. Despite the challenges from several unforeseen weather events (e.g. Hurricanes Ike and Dolly in 2008) and equipment malfunctions that the project has recently experienced during commissioning and startup activities, the project’s cost remains on budget and the overall schedule is currently within two to three months of the initial target of mid-year 2009.

In connection with the acquisition of the development rights to the Sandow 5 Unit, Sandow Power became a party to a federal consent decree with, among others, the United States Department of Justice in August 2007 (the Consent Decree). A 2007 federal court order related to the Consent Decree requires that, among other things, the Sandow 5 Unit achieve commercial operations (as defined in the Consent Decree) and meet certain emission rate limits by August 31, 2009. The Sandow 5 Unit met the commercial operations deadline by synchronizing to the ERCOT grid in early July 2009. However, due to the weather events and equipment malfunctions described above, Sandow Power does not expect that the Sandow 5 Unit, operating at full capacity, would meet the required emission rate limits on or before August 31, 2009. Under the terms of the Consent Decree, Sandow Power may request an extension to the emission rate deadlines for certain force majeure events (including such events as the weather events and equipment malfunctions described above). On July 14, 2009, pursuant to these provisions, Sandow Power requested a 59-day extension of the emissions rate deadlines and certain other requirements that apply beginning on August 31, 2009. If the parties to the Consent Decree do not agree to an extension or the federal district court that presides over the Consent Decree does not grant an extension, Sandow Power could incur material non-compliance penalties for failing to meet the applicable emission rate limits on a sustained basis.

* * * * *

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed in Energy Future Holdings Corp.’s and Energy Future Competitive Holdings Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report on Form 8-K. Neither Energy Future Holdings Corp. nor Energy Future Competitive Holdings Company undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ STANLEY J. SZLAUDERBACH
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

/s/ STANLEY J. SZLAUDERBACH
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: July 20, 2009